Exhibit 5.1


                                December 3, 1999



World Wrestling Federation Entertainment, Inc.
1241 E Main Street
Stamford, CT  06902

Ladies and Gentlemen:

      We are counsel to World Wrestling Federation Entertainment, Inc. (the "Company") and we have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 10,000,050 shares of the Company's Class A Common Stock, par value $.01 per share (the "Shares"), which are to be issued from time to time to certain key employees, directors, consultants and performers of the Company and its subsidiaries in connection with the World Wrestling Federation Entertainment, Inc. 1999 Long-Term Incentive Plan (the "Plan").

      We have examined the originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the Plan and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

      Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,

                                          /s/ Kirkpatrick & Lockhart LLP